Flight Forum 1 5657 DA Eindhoven P.O.Box 782 5600 AT Eindhoven The Netherlands

Tel: +31 (40) 2345000 Direct: +31 (40) 2345569 Fax: +31 (40) 2345407 www.deloitte.nl

ASML Holding N.V. De Run 1110 5503 LA VELDHOVEN

Date	From	Our reference
September 25, 2003	J.G.C.M. Buné	1077447/op9994

Subject		Your reference
Consent of independent auditors		--

Consent of independent auditors

We herewith give our consent to the incorporation by reference in this Registration Statement on Form S-8 of ASML Holding N.V. of our report dated January 30, 2003 as included in the Annual Report on Form 20-F of ASML Holding N.V. for the year ended December 31, 2002 filed with the Commission on March 14, 2003.

/s/ Deloitte & Touche Accountant

All agreements with Deloitte & Touche are governed by the General Terms and Conditions of Deloitte & Touche, registered with the District Court of Rotterdam under deed number 115/97. Deloitte & Touche Accountants is a Partnership of private (professional) companies.